EXHIBIT 10.35

[Insert Letterhead]

_____________, 2022

To: Participants in Equity Incentive Plans of O-I Glass, Inc.

By email delivery

As you know, you have previously been awarded one or more stock options, time-based restricted stock units or performance-based restricted stock units (collectively, the “Equity Awards”) under the Second Amended and Restated 2017 Incentive Award Plan (as amended and/or restated, the “Second A&R Plan”) of O-I Glass, Inc. (the “Company”) or one of the Company’s Prior Plans (as defined in the Second A&R Plan and, together with the Second A&R Plan, the “Equity Plans”).  Each Equity Award was granted to you pursuant to the applicable Equity Plan and an award agreement between you and the Company (each, an “Award Agreement”).  Capitalized terms used but not defined herein have the meanings assigned to such terms in the applicable Award Agreement or applicable Equity Plan.

This letter amendment (this “Amendment”) amends certain provisions of your Award Agreement(s) related to restrictive covenants as set forth below, effective as of January 28, 2022:

●	Each Award Agreement is hereby amended to provide that the Company acknowledges that it is (or, if you are a former service provider, was) willing to invest in you and, in doing so, provide you with access to know-how, proprietary information and technology, trade secrets, confidential commercial information, and/or customer details.

●	The definition of “Competing Business” (or any similar term) in the Award Agreement(s) is hereby amended so that it means and refers solely to each of the following companies and associations, including each of their parent, subsidiary and successor companies: Amcor, Anchor Glass Container Corporation, Ardagh Group SA, BA Vidro, Ball Corp, Can Manufacturers Institute, Crown Holdings, Inc., Plastics Industry Association, Silgan Holdings, Inc., Veraillia, Vetropack, and Vidrala.

●	Any non-competition restriction in the Award Agreement(s) is hereby amended to provide that you only covenant and agree (or covenanted and agreed, as applicable) to the applicable non-competition restriction to the extent enforceable in the jurisdiction in which you work and/or reside.

●	Any non-competition restriction and/or non-solicitation restriction contained in the Award Agreement(s) that lasts for more than one year following your Termination of Service is hereby amended so that it applies (or applied, as applicable) only prior to your Termination of Service and for one (1) year following your Termination of Service.

●	The following language (or any similar language) in the Award Agreement(s) which specifies the location in which you are restricted from engaging in a Competing Business is hereby removed in its entirety: “in any country in which the Company, any Parent Corporation or any Subsidiary manufactures or sells its products.” For the avoidance of doubt, by way of this Amendment, the restrictions contained in any non-competition covenant in the Award Agreement(s) will not specify a geographic location in which you are restricted from engaging in a Competing Business.

Each Award Agreement is deemed amended to the extent necessary to reflect this Amendment. All other provisions of the Award Agreement(s) shall remain in full force and effect according to their respective terms.  The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of Delaware without regard to principles of conflict of laws of the State of Delaware that would require the application of the laws of any other jurisdiction.  Nothing in this Amendment will confer on you any right to employment or service with, or continued employment or service with, the Company or any of its affiliates, or will interfere with or restrict the rights of the Company or its affiliates (which are hereby reserved) to discharge you at any time for any reason.  This Amendment may be amended without your consent if it would not impair any of your rights hereunder or under the Award Agreement(s).  This Amendment, together with the Award Agreement(s), sets forth the final and entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by the Company and you, or any representative of the Company or you, with respect to the subject matter hereof.

Sincerely,

O-I GLASS, INC.

By:  ___________________________________

Name:Andres Lopez

Title:Chief Executive Officer